(219) 455-1263


August 31, 1995


Securities and Exchange Commission
Division of Corporation Finance
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

Re:  Lincoln National Corporation 1986 Stock Option Incentive Plan ("Plan")

Ladies and Gentlemen:

I have acted as counsel for Lincoln National Corporation, an Indiana corporation ("Issuer"), in connection with the registration of 5,000,000 shares of the Issuer's Common Stock to be issued upon exercise of options granted for no consideration to certain of the Company's employees and non-employee agents of the Company.

At the request of the Management of Lincoln National Corporation, I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below.

Based upon my examination of such documents and corporate proceedings as I have deemed relevant, I am of the opinion that:

1. The Company is a duly organized and existing corporation under the laws of the state of Indiana;

2. The issued shares of Common Stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable; and

3. The shares of Common Stock covered by the registration statement on Form S-3 have been duly authorized and, when issued as provided in the Plan, such shares will be validly issued, fully paid and nonassessable.

I hereby consent to the conclusion of this opinion as an exhibit to this Registration Statement on Form S-3.

Sincerely,

/S/ DENNIS L. SCHOFF

Dennis L. Schoff
Assistant General Counsel